The information in this Preliminary Prospectus Supplement and the accompanying base prospectus is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying base prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration no. 333-169901
Subject to Completion,
Dated October 13, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 13, 2010)

$500,000,000

Regency Energy Partners LP
Regency Energy Finance Corp.

     % Senior Notes due 2018

We are offering $      aggregate principal amount of senior notes due          , 2018 bearing interest at     % per year. We will pay interest on the notes on June 1 and December 1 of each year, beginning June 1, 2011. The notes will mature on          , 2018.

We may redeem some or all of the notes at any time on or after          , 2014 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest. Prior to          , 2013, we may redeem up to 35% of the aggregate principal amount of the notes using the net cash proceeds of certain offerings of our common units at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest. In addition, prior to          , 2014, we may redeem the notes at a “make whole” premium. If we undergo certain change of control transactions we may be required to offer to purchase the notes from holders.

The notes will be guaranteed on a senior basis by all of our existing consolidated subsidiaries (except the co-issuer) and certain of our future subsidiaries. The notes and the guarantees thereof will rank equally in right of payment with all of our existing and future senior debt, including our outstanding 8 3/8% Senior Notes due 2013 and our 9 3/8% Senior Notes due 2016, and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to our and the guarantors’ existing and future secured indebtedness, including our secured credit facility, to the extent of the value of the assets securing the indebtedness, and structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Underwriting
			Discounts and	Proceeds to
	Price to Public (1)		Commissions	Us (1)

Per Note		%	%	%
Total	$		$	$

(1) Before expenses and plus accrued interest, if any, from          , 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The notes offered by this prospectus supplement will not be listed on any securities exchange and there is no existing trading market for the notes.

The underwriters expect to deliver the notes on or about          , 2010, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book Running Managers

BofA Merrill Lynch
RBS
Citi
Credit Suisse
Morgan Stanley
Wells Fargo Securities

Co-Managers

Deutsche Bank Securities	SunTrust Robinson Humphrey

The date of this prospectus supplement is October   , 2010.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying base prospectus, some of which may not apply to this notes offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying base prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying base prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. Please read “Incorporation of Certain Documents by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying base prospectus for more information about important factors that you should consider before buying notes in this offering.

As used in this prospectus supplement, “Regency Energy Partners,” “the Partnership,” “we,” “our,” “us” or like terms mean Regency Energy Partners LP and its subsidiaries. References to “our general partner” refer to Regency GP LP, the general partner of the Partnership, and its general partner, Regency GP LLC, which effectively manages the business and affairs of the Partnership, and references to “Regency Finance” refer to Regency Energy Finance Corp.

Regency Energy Partners LP

We are a growth-oriented publicly traded Delaware limited partnership, engaged in the gathering, treating, processing, compressing and transporting of natural gas and natural gas liquids (“NGLs”). We focus on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Haynesville, Eagle Ford, Barnett, Fayetteville and Marcellus Shales. Our systems are located in Louisiana, Texas, Arkansas, Pennsylvania, Mississippi and Alabama and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma.

We divide our operations into four business segments:

•	Gathering and Processing. We provide “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering pipeline-quality natural gas and NGLs to various markets and pipeline systems.

•	Transportation. We own a 49.99% general partner interest in RIGS Haynesville Partnership Co. (“HPC”), which delivers natural gas from northwest Louisiana to downstream pipelines and markets through the 450-mile Regency Intrastate Gas pipeline system. We also recently acquired a 49.9% interest in Midcontinent Express Pipeline LLC (“Midcontinent Express”), a joint venture entity owning natural gas pipeline with approximately 500 miles of pipeline stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system in Butler, Alabama.

•	Contract Services. We provide turn-key natural gas compression services whereby we guarantee our customers 98% mechanical availability of our compression units for land installations and 96% mechanical availability for over-water installations. We also provide a full range of field services, including gas cooling, dehydration, JT plant leasing and sulfur treating services through the recently acquired Zephyr Gas Services, LP.

•	Corporate and Others. Our corporate and others segment comprises regulated entities and our corporate offices. Revenues in this segment include the collection of the partial reimbursement of general and administrative costs from HPC.

Partnership Structure and Management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. We own our interests in our operating subsidiaries through an operating partnership, Regency Gas Services LP. Regency GP LP, our general partner, has direct responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, Regency GP LLC, is ultimately responsible for the business and operations of Regency GP LP, and conducts our business and operations, and the board of directors and officers of Regency GP LLC make decisions on our behalf.

Regency Finance, our wholly owned subsidiary, has no material assets or any liabilities other than as a co-issuer of our debt securities, including the notes and our existing senior notes. Its activities are limited to co-issuing our debt securities and engaging in other activities incidental thereto.

Debt Tender Offer and Consent Solicitation

On October 13, 2010, we commenced a cash tender offer for any and all of the $357,500,000 aggregate principal amount of our 8 3/8% Senior Notes due 2013, which were jointly issued by us and Regency Finance (the “2013 Notes”), and a related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the 2013 Notes (the “Consents”).

The Offer will expire at 8:00 a.m., New York City time, on November 10, 2010, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders who validly tender their 2013 Notes and provide their Consent prior to 5:00 p.m., New York City time, on October 26, 2010, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,047.50, payable in cash for each $1,000 principal amount of 2013 Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of 2013 Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose 2013 Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as October 27, 2010 (the “Initial Payment Date”). Holders who validly tender their 2013 Notes after the Consent Payment Deadline, but on or prior to the Expiration Date will receive $1,017.50 for each $1,000 principal amount of 2013 Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted 2013 Notes. The settlement date with respect to all 2013 Notes not settled at the Initial Payment Date is expected to be November 11, 2010, or promptly thereafter.

The Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated October 13, 2010, relating to the tender offer (the “Statement”). The Offer is being made solely pursuant to, and is governed by, the Statement.

Holders tendering their 2013 Notes will be deemed to have delivered their Consent to certain proposed amendments to the indenture governing the 2013 Notes, which will eliminate certain covenants and certain provisions relating to events of default. Following receipt of Consents of at least a majority in aggregate principal amount of the outstanding 2013 Notes, Regency and Regency Finance will execute a supplemental indenture effecting the proposed amendments.

The closing of the Offer will be subject to a number of conditions that are set forth in the Statement, including, (i) the receipt of the required Consents to amend and supplement the indenture governing the 2013 Notes and the execution by the applicable parties of the supplemental indenture effecting such amendments, and (ii) the successful completion by Regency of a new senior debt offering. The Offer is not conditioned on any minimum amount of 2013 Notes being tendered. 2013 Notes validly tendered and Consents validly delivered may not be withdrawn on or following the date of the execution of the supplemental indenture except as may be required by law. We currently anticipate that we will call for redemption any 2013 Notes not purchased in the Offer and will satisfy and discharge the indenture governing the 2013 Notes (the “2013 Notes Indenture”) in compliance with the terms of the 2013 Notes, the 2013 Notes Indenture and applicable law; provided, however, that we may elect not to redeem such 2013 Notes or satisfy and discharge the 2013 Notes Indenture. The completion of this notes offering is not conditioned upon the completion of the Offer.

In connection with the Offer, Regency has retained BofA Merrill Lynch as the dealer manager. The Offer, including related fees and expenses, and the issuance of the notes offered hereby, including related fees and expenses, are sometimes herein referred to as the “Transactions.”

We cannot assure you that the Offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 2013 Notes will be retired and cancelled pursuant to the tender offer. For a discussion of the terms of the 2013 Notes, see “Description of Other Indebtedness” and the notes to the financial statements incorporated by reference in this prospectus.

Other Information

Our principal executive offices are located at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, and our telephone number is (214) 750-1771. Our internet address is www.regencyenergy.com. Our periodic reports and other information filed with or furnished to the Securities and Exchange Commission (the “SEC”) are available, free of charge, through our website, at www.regencyenergy.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

Issuers	Regency Energy Partners LP and Regency Energy Finance Corp.

Notes Offered	$ aggregate principal amount of % Senior Notes due 2018.

Interest	% per year. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, beginning June 1, 2011.

Maturity	, 2018.

Guarantees	The notes will be guaranteed on a senior basis by all of our existing consolidated subsidiaries (except the co-issuer) and certain of our future subsidiaries.

Ranking	The notes and the guarantees will be unsecured and will rank equally with all of our and our guarantors’ existing and future unsubordinated obligations, including our existing senior notes. The notes and the guarantees will be senior in right of payment to any of our and our guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees. The notes and the guarantees will be effectively subordinated to our and the guarantors’ secured obligations, including our revolving credit facility, to the extent of the value of the collateral securing such obligations, and structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the notes.

As of June 30, 2010, after giving effect to (1) the pro forma adjustments reflecting several recent transactions as set forth under “Capitalization” and (2) this offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” we and the guarantors would have had approximately $1.0 billion in principal amount of senior indebtedness outstanding (including the notes offered hereby), of which approximately $254.8 million would have effectively ranked senior to the notes, by virtue of being secured. At the closing of this offering, we expect to have approximately $628.2 million of available capacity under our revolving credit facility.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after , 2014, at the redemption prices described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

At any time before , 2014, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest to the redemption date.

At any time before , 2013, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to the redemption date; provided that (i) at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the occurrence of such redemption and (ii) such redemption occurs within 90 days of the date of the closing of any such qualified equity offering.

Change of Control	Upon the occurrence of a change of control event, which occurrence is followed by a rating decline within 90 days of the consummation of the transaction, we must offer to repurchase the notes at 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, to the date of repurchase. Rating decline is defined as a decrease in the rating of the notes by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”) by one or more gradations of the notes which occurs within 90 days of the consummation of the transaction. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.” We may not have enough funds available at the time of a change of control to make any required debt payment (including repurchases of the notes).

Our ability to purchase the notes upon a change of control will be limited by the terms of our debt agreements, including our revolving credit facility. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances.

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness;

• pay distributions on, or repurchase or redeem our equity interests;

• make certain investments;

• incur liens;

• enter into certain types of transactions with our affiliates; and

• sell assets or consolidate or merge with or into other companies.

These and other covenants that will be contained in the indenture are subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants.”

If the notes achieve investment grade ratings by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing under the indenture, we and our restricted subsidiaries will no longer be subject to many of the foregoing covenants. See “Description of the Notes—Certain Covenants—Termination of Covenants.”

Use of Proceeds	The net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, to us from the sale of the notes offered hereby will be approximately $490.3 million, which we will use to repurchase our outstanding 2013 Notes and make the related consent payment in the concurrent Offer, repay approximately $115.8 million under our revolving credit facility and to pay fees and expenses associated with the Offer. See “Use of Proceeds.”

Original Issue Discount	The notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the notes are issued with OID, then such OID will accrue from the date of issuance of the notes and will be included as interest income in a U.S. holder’s gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable, regardless of such holder’s method of tax accounting. See “Certain United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Stated Interest and OID on the Notes.”

Risk Factors	You should read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 4 of the accompanying base prospectus and as found in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in the notes.

RISK FACTORS

An investment in the notes involves risk. You should carefully consider the following risk factors, together with the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, together with all of the other information included or incorporated by reference in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference into this prospectus in evaluating an investment in the notes. If any of the described risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely.

Risks Relating to the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets. Additionally, we are not able to control the amounts of cash that HPC or Midcontinent Express may distribute to us.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our revolving credit facility and applicable state partnership laws and other laws and regulations. Pursuant to our revolving credit facility, we may be required to establish cash reserves for the future repayment of outstanding letters of credit under our revolving credit facility. If we are unable to obtain the funds necessary to pay the principal amount of the notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Additionally, the ability of our 49.99%-owned unconsolidated subsidiary, HPC, and our 49.9%-owned unconsolidated subsidiary, Midcontinent Express, to make distributions to us may be restricted by, among other things, the terms of each such entity’s partnership or limited liability company agreement, as applicable, and any debt instruments entered into by such entity as well as applicable state partnership or limited liability company laws, as applicable, and other laws and regulations. Specifically, the management committee of HPC is entitled to determine the amount of cash that is distributed to its partners, which includes a determination of what cash reserves are necessary for the operation of the business of HPC. The management committee consists of four members. Each partner of HPC has appointed one management committee member, and each member has a vote equal to the sharing ratio of the partner that appointed such member. Cash distributions to us by HPC require the approval of at least 75% of the votes entitled to be cast by the management committee members. Additionally, under Midcontinent Express’ limited liability company agreement, Midcontinent Express is required to make monthly distributions to its members of all available cash. The amount of available cash is determined by Midcontinent Express’ board of directors which consists of three members, one appointed by each member of Midcontinent Express. Decisions relating to available cash require the approval of directors appointed by members collectively holding 65% or more of the membership interests at the time such action is taken. Accordingly, we are not able to control the amounts of cash that HPC or Midcontinent Express may distribute to us.

Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.

The notes are effectively subordinated to claims of our secured creditors and the guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. As of June 30, 2010, after giving effect to (1) the pro forma adjustments reflecting several recent transactions as set forth under “Capitalization,” and (2) this offering and the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds,” we and the guarantors would have had secured borrowings of approximately $254.8 million under our revolving credit facility and approximately $628.2 million of available capacity under our revolving credit facility.

Not all of our subsidiaries will initially guarantee the notes. Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Although substantially all of our consolidated subsidiaries will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release, and we have subsidiaries that will not guarantee the notes initially, including HPC and Midcontinent Express, which we account for as unconsolidated subsidiaries for financial accounting purposes but which do not qualify as a “Subsidiary” for purposes of the indenture for the notes. Hence, the notes will be effectively subordinated to the claims of all creditors, including unsecured indebtedness, trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, all of our available cash to our unitholders of record and our general partner subject to the limitations on restricted payments in the indentures governing our existing senior notes and our revolving credit facility. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating partnership in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating partnership (including reserves for future capital expenditures and for our anticipated future credit needs),

•	to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters, or

•	to comply with applicable law or any of our loan or other agreements, including the indentures governing the notes and existing senior notes and our revolving credit facility.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

Our leverage may limit our ability to borrow additional funds, comply with the terms of our indebtedness or capitalize on business opportunities.

Our leverage is significant in relation to our partners’ capital. As of June 30, 2010, our total outstanding long-term debt was approximately $1.3 billion. See “Capitalization.” We will be prohibited from making cash distributions during an event of default under any of our indebtedness. Various limitations in our revolving credit facility, as well as the indentures for the notes and existing senior notes, may reduce our ability to incur additional debt, to engage in some transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

Our leverage could have important consequences to investors in the notes. We will require substantial cash flow to meet our principal and interest obligations with respect to the notes and our other indebtedness. Our ability to make scheduled payments, to refinance our obligations with respect to our indebtedness or our ability to obtain additional financing in the future will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors. We believe that we will have sufficient cash flow from operations and available borrowings under our revolving credit facility to service our indebtedness, although the principal amount of the notes will likely need to be refinanced at maturity in whole or in part. However, a significant downturn in our business and the midstream sector of the natural gas industry or other development adversely affecting our cash flow could materially impair our ability to service our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to refinance all or a portion of our debt or sell assets. We cannot assure you that we would be able to refinance our existing indebtedness or sell assets on terms that are commercially reasonable.

Our leverage may adversely affect our ability to fund future working capital, capital expenditures and other general partnership requirements, future acquisition, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness. Our leverage may also make our results of operations more susceptible to adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate and may place us at a competitive disadvantage as compared to our competitors that have less debt.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantees of the notes issued by any of our subsidiary guarantors. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guaranteeing the notes could be superior to the obligations under that guarantee.

A court could avoid or subordinate the guarantee of the notes by any of our subsidiaries in favor of that subsidiary’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary issued the guarantee:

•	that subsidiary incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that subsidiary contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the notes. To the extent a subsidiary’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that guarantee and the notes would be structurally subordinated to all liabilities of that subsidiary.

Our reimbursement of our general partner’s expenses and our payment of certain fees to an affiliate of Energy Transfer Equity, L.P. under a services agreement will reduce our cash available for debt service.

We will reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. In addition, we are a party to a services agreement with ETE Services Company, LLC (“ETE Services”), an affiliate of Energy Transfer Equity, L.P., pursuant to which ETE Services provides certain general and administrative services to us and our partner. The reimbursement of expenses of our general partner and its affiliates and our payments under the services agreement with ETE Services will reduce our cash available for debt service.

Your ability to transfer the notes may be limited by the absence of a trading market.

The notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so. In addition, the underwriters may discontinue any such market-making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

Increases in interest rates, which have recently experienced record lows, could adversely impact our unit price and our ability to issue additional equity, make acquisitions, reduce debt or for other purposes.

In recent years, the credit markets have experienced 50-year record lows in interest rates. If the overall economy should begin to strengthen, monetary policy may tighten, resulting in higher interest rates to counter possible inflation. Following consummation of this offering of notes, the interest rate on all of the notes will be fixed and the rate on loans outstanding under our revolving credit facility will bear interest at a floating rate. Additionally, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, the market price for our units will be affected by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse effect on our unit price and our ability to issue additional equity, in order to make acquisitions, to reduce debt or for other purposes.

If the notes are issued with original issue discount (“OID”), then you generally will be required to accrue income before you receive cash attributable to OID on the notes. Additionally, in the event we enter into bankruptcy, you may not have a claim for all or a portion of any unamortized amount of any original discount on the notes.

The notes may be issued with OID for U.S. federal income tax purposes. If the notes are issued with OID and if you are a U.S. holder, you generally will be required to accrue such OID on a current basis before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “Certain United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Stated Interest and OID on the Notes.”

Additionally, a bankruptcy court may not allow a claim for all or a portion of any unamortized amount of the OID on the notes.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.

If a change of control (as defined in the indenture) occurs, we will be required to offer to purchase your notes at 101% of their principal amount plus accrued and unpaid interest to the date of purchase. If a purchase offer obligation arises under the indenture governing the notes, a change of control could also have occurred under our other debt, including our revolving credit facility, which could result in the acceleration of the indebtedness outstanding thereunder. Any of our future debt agreements may contain similar restrictions and provisions. If a purchase offer were required under the indenture, we may not have sufficient funds to pay the purchase price of all debt, including your notes, that we are required to purchase or repay.

Many of the covenants in the indenture will terminate if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the indenture governing the notes will no longer apply to us if the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of the Notes—Certain Covenants—Termination of Covenants.”

Risks Relating to Our Business

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any related pipeline repair, or preventative or remedial measures, as well as any future legislative and regulatory initiatives related to pipeline safety.

The U.S. Department of Transportation (“DOT”) has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines and certain gathering lines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

We currently estimate that we will incur costs of $604,000 in 2010 to implement pipeline integrity management program testing along certain segments of our pipelines, as required by existing DOT regulations. This estimate does not include the costs, if any, for repair, remediation, preventive or mitigating actions that may be determined to be necessary as a result of the testing program, which could be substantial.

Legislation recently passed by the U.S. House of Representatives increases penalties for pipeline safety violations, reduces reporting periods and provides for review and possibly revocation of exemptions for gathering systems from regulation by the DOT’s Pipeline and Hazardous Materials Safety Administration, among other matters. The Senate has not acted on this bill and may not do so in the current session of Congress. In addition, members of Congress have introduced other legislation on pipeline safety and the DOT has announced a review of its safety rules and its intention to strengthen those rules. We cannot predict the outcome of these legislative and regulatory initiatives, but legislative and regulatory changes could have a material effect on our operations and could subject us to more comprehensive and more stringent safety regulation and greater penalties for violations of safety rules.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $490.3 million. We intend to finance the Offer with the net proceeds from the offering, together with cash on hand.

Assuming that $357.5 million of the 2013 Notes are tendered, we estimate that we will use the net proceeds of this offering to fund the purchase amount of the Offer (including estimated premiums, expenses and accrued interest). To the extent the net proceeds from this offering exceed the purchase price for the amount of 2013 Notes tendered in the Offer and the related consent payment, we intend to use the balance to repay amounts outstanding under our revolving credit facility and to pay fees and expenses associated with the Offer.

As of October 11, 2010, a principal amount of $357.5 million of 2013 Notes were outstanding, which mature on December 15, 2013. We currently anticipate that we will call for redemption any 2013 Notes not purchased in the Offer and will satisfy and discharge the 2013 Notes Indenture in compliance with the terms of the 2013 Notes, the 2013 Notes Indenture and applicable law; provided, however, that we may elect not to redeem such 2013 Notes or satisfy and discharge the 2013 Notes Indenture.

As of October 11, 2010, an aggregate of approximately $400.0 million of borrowings were outstanding under our revolving credit facility. The weighted average interest rate on the total amount outstanding at October 11, 2010 was 3.03%. Our revolving credit facility matures in June 2014. We use revolving credit loans to fund capital expenditures and working capital requirements.

The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. Affiliates of certain underwriters are lenders under our revolving credit facility and, as such, will receive a portion of the proceeds from this offering from the repayment of borrowings under such facility. Please read “Underwriting” in this prospectus supplement.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2010 on:

•	a consolidated historical basis;

•	a pro forma adjusted basis to reflect the following recent transactions as if they occurred on June 30, 2010:

•	our sale of our gathering and processing assets located in east Texas for proceeds of $70 million, which were used to repay borrowings outstanding under our revolving credit facility;

•	our public offering of 17,537,500 common units resulting in net proceeds of approximately $400 million, which were used to repay borrowings outstanding under our revolving credit facility; and

•	our purchase of Zephyr Gas Services, LP for $185 million, which amount was funded by borrowings under our revolving credit facility; and

•	as adjusted to reflect the Transactions. See “Use of Proceeds.”

You should read our financial statements and notes thereto that are incorporated by reference into this prospectus for additional information regarding our capitalization.

	As of June 30, 2010
		Pro Forma	As Adjusted for the
	Actual	Adjusted	Transactions (1)
	(in millions)

Cash and cash equivalents	$4.3	$4.3	$4.3

Total long-term debt:
Revolving credit facility (2)	655.6	370.6	254.8
Senior notes due 2013	364.5	364.5	—
Senior notes due 2016	256.5	256.5	256.5
Notes offered hereby	—	—	500.0

Total debt	$1,276.6	$991.6	$1,011.3

Series A convertible redeemable preferred units	70.9	70.9	70.9
Partners’ capital:
Common units	2,659.9	3,059.9	3,049.9
General partner interest	335.2	335.2	335.2
Noncontrolling interest	31.5	31.5	31.5

Total partners’ capital	$3,026.6	$3,426.6	$3,416.6

Total capitalization	$4,374.1	$4,489.1	$4,498.8

(1)	Assumes that $357.5 million of the 2013 Notes are tendered and purchased in the Offer at an aggregate purchase price of approximately $374.5 million, including fees and expenses related to the Offer and accrued interest. The actual amounts of 2013 Notes tendered and purchased may be less. We anticipate that we will call for redemption any 2013 Notes not purchased in the Offer and will satisfy and discharge the indenture pursuant to the 2013 Notes in compliance with the terms of the 2013 Notes, the 2013 Notes Indenture and applicable law; provided, however, that we may elect not to redeem the 2013 Notes or satisfy and discharge the 2013 Notes Indenture.
(2)	As of October 11, 2010, the outstanding indebtedness under our revolving credit facility totaled $400.0 million.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges for us for each of the periods indicated.

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method. Fixed charges consist of interest expensed and capitalized and an estimated interest component of rent expense.

	Successor	Predecessor
	Period from	Period from
	May 26, 2010	January 1, 2010	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	to June 30,	to May 25,	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2010	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges (1)	—	—	2.71	2.49	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $13.1 million and $8.7 million for the period from May 26, 2010 to June 30, 2010 and the period from January 1, 2010 to May 25, 2010, respectively, and by $14.2 million, $8.2 million and $14.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We maintain our revolving credit facility through our subsidiary, Regency Gas Services LP (“RGS”). Our revolving credit facility has aggregate revolving commitments of $900,000,000, with $200,000,000 of availability for letters of credit. We have the option to request an additional $250,000,000 in revolving commitments with ten business days written notice, provided that no event of default has occurred or would result due to such increase and all other additional conditions for the increase of the commitments set forth in our revolving credit facility have been met. The maturity date of our revolving credit facility is June 15, 2014; however, the maturity date will be accelerated to June 15, 2013 if the 2013 Notes have not been redeemed or refinanced by that date. Obligations under the revolving credit facility are secured by substantially all of our assets and are guaranteed by us and substantially all of our subsidiaries.

Interest on loans will be calculated using either an alternate base rate or a LIBOR-based rate. The alternate base rate used to calculate interest on base rate loans will be calculated based on the greatest to occur of a base rate, a federal funds effective rate plus 0.50% and an adjusted one-month LIBOR rate plus 1.00%. The applicable margin shall range from 1.50% to 2.25% for base rate loans, 2.50% to 3.25% for LIBOR-based loans, and a commitment fee will range from 0.375% to 0.500%, in each case based upon our consolidated leverage ratio. We must also pay a participation fee for each revolving lender participating in letters of credit based upon the applicable margin, which is currently 3.0% of the average daily amount of such lender’s letter of credit exposure, and a fronting fee to the issuing bank of letters of credit equal to 0.125% per annum of the average daily amount of the letter of credit exposure. At October 11, 2010, there were $400.0 million of borrowings outstanding and there were outstanding letters of credit totaling $16.0 million under our revolving credit facility.

The revolving credit facility contains the following financial covenants:

•	our consolidated total leverage ratio for any preceding four fiscal quarter period, as defined in the revolving credit facility, must not exceed 5.25 to 1;

•	our interest coverage ratio for any preceding four fiscal quarter period, as defined in the revolving credit facility, must not be less than 2.75 to 1; and

•	our consolidated senior secured leverage ratio for any preceding four fiscal quarter period, as defined in the revolving credit facility, must not exceed 3.00 to 1.

On May 26, 2010, in connection with our acquisition of 49.9% of the membership interests in Midcontinent Express, we amended the revolving credit facility to permit such acquisition and to include the results of operations of Midcontinent Express in the calculation of our compliance with these financial covenants.

The revolving credit facility also contains various covenants that limit, among other things, RGS’ and the guarantors’ ability to:

•	incur indebtedness;

•	grant liens;

•	enter into sale and leaseback transactions;

•	make certain investments, loans and advances;

•	dissolve or enter into a merger or consolidation;

•	enter into asset sales or make acquisitions;

•	enter into transactions with affiliates;

•	prepay other indebtedness or amend organizational documents or transaction documents (as defined in the revolving credit facility);

•	issue capital stock or create subsidiaries; or

•	engage in any business other than those businesses in which they were engaged at the time of the effectiveness of the revolving credit facility or reasonable extensions thereof.

Existing Senior Notes

In May 2009, we issued $250,000,000 in aggregate principal amount of our 9 3/8% senior notes in a private placement that mature on June 1, 2016 (the “2016 Notes”). The 2016 Notes bear interest at 9.375% with interest payable semi-annually in arrears on June 1 and December 1. The 2016 Notes are guaranteed by certain of our subsidiaries.

At any time prior to June 1, 2012, up to 35% of the 2016 Notes can be redeemed at a price of 109.375% plus accrued interest. At any time prior to June 1, 2013, we may also redeem all or part of the 2016 Notes at a price equal to 100% of the principal amount of the 2016 Notes redeemed plus accrued interest and the applicable premium, which equals the greater of (1) 1.0% of the principal amount of the 2016 Notes redeemed; or (2) the excess of the present value at such redemption date of (i) the redemption price at June 1, 2013 plus (ii) all required interest payments due through June 1, 2013, computed using a discount rate equal to the treasury rate (as defined in the indenture governing the 2016 Notes) as of such redemption date plus 50 basis points, over the principal amount of the 2016 Notes redeemed. Beginning June 1, 2013, we may redeem all or part of the 2016 Notes for the principal amount plus a declining premium until June 1, 2015, and thereafter at par, plus accrued and unpaid interest.

In December 2006, we issued $550,000,000 in aggregate principal amount of our 2013 Notes in a private placement that mature on December 15, 2013. The 2013 Notes bear interest at 8.375% with interest payable semi-annually in arrears on each June 15 and December 15. The 2013 Notes are guaranteed by certain of our subsidiaries.

In August 2007, we exercised our option to redeem 35%, or $192,500,000, of the 2013 Notes at a price of 108.375% of the principal amount plus accrued interest. At any time prior to December 15, 2010, we may redeem all or part of the 2013 Notes at a price equal to 100% of the principal amount of the 2013 Notes redeemed plus accrued interest and the applicable premium, which equals the greater of (1) 1.0% of the principal amount of the 2013 Notes redeemed or (2) the excess of the present value at such redemption date of (i) the redemption price at December 15, 2010 plus (ii) all required interest payments due on the 2013 Notes redeemed through December 15, 2010, computed using a discount rate equal to the treasury rate (as defined in the indenture governing the 2013 Notes) as of such redemption date plus 50 basis points, over the principal amount of the 2013 Notes redeemed. Beginning December 15, 2010, we may redeem all or part of the 2013 Notes for the principal amount plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control followed by a ratings downgrade within 90 days of the change of control, each noteholder of our existing senior notes will be entitled to require us to purchase all or a portion of its notes at a purchase price of 101% plus accrued interest and liquidated damages, if any.

The existing senior notes contain various covenants that limit, among other things, our ability, and the ability of certain of our subsidiaries, to:

•	incur additional indebtedness;

•	pay distributions on, or repurchase or redeem our equity interests;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	sell assets, consolidate or merge with or into other companies.

If the existing senior notes achieve investment grade ratings by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing, we will no longer be subject to many of the foregoing covenants. At June 30, 2010, we were in compliance with these covenants.

Guarantee of Midcontinent Express Credit Facility

In connection with our acquisition of membership interests in Midcontinent Express, we have agreed to indemnify Energy Transfer Partners, L.P. (“ETP”) for any costs related to ETP’s guaranty of payments under Midcontinent Express’ senior revolving credit facility (the “MEP Facility”). ETP has guaranteed 50% of the obligations of Midcontinent Express under the MEP Facility, and Kinder Morgan Energy Partners, L.P. (“KMP”) has guaranteed the remaining 50% of the obligations. ETP will continue to guarantee the obligations through the maturity of the facility in February 2011.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Regency Energy Partners” refers only to Regency Energy Partners LP and not to any of its subsidiaries, the term “Finance Corp.” refers to Regency Energy Finance Corp. and the term “Issuers” refers to Regency Energy Partners and Finance Corp.

The Issuers will issue the notes under an indenture (the “Indenture”) among themselves, the Guarantors and U.S. Bank National Association, as trustee. The terms of the notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the Indenture is available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture.

General

The Notes.

The notes

•	will be general unsecured obligations of the Issuers;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, including their outstanding 8 3/8% Senior Notes due 2013 and 9 3/8% Senior Notes due 2016;

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	will be unconditionally guaranteed by the Guarantors.

The notes will, however, be effectively subordinated to all secured Indebtedness under the Credit Agreement, which is secured by substantially all of the assets of Regency Energy Partners and the Guarantors, to the extent of the value of the collateral securing that Indebtedness. See “Risk Factors— Risks Relating to the Notes—Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.”

The Note Guarantees.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor, including its guarantee of the Issuers’ outstanding 8 3/8% Senior Notes due 2013 and 9 3/8% Senior Notes due 2016; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The note guarantees will, however, be effectively subordinate to all secured Indebtedness of the Guarantors, including their guarantees of Indebtedness under the Credit Agreement, to the extent of the value of the collateral securing those guarantees. As of June 30, 2010, after giving effect to (1) the pro forma adjustments reflecting several recent transactions as set forth under “Capitalization,” and (2) this offering and the use of proceeds thereof, Regency Energy Partners and its Subsidiaries would have had $254.8 million of secured indebtedness outstanding and $628.2 million of available capacity under the Credit Agreement. See “Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes and the guarantees is unsecured and will be effectively subordinated to our existing and future secured indebtedness.”

On the Closing Date, all our Subsidiaries will guarantee the notes, with the exception of Finance Corp., which is the co-issuer of the notes and the 8 3/8% Senior Notes due 2013 and the 9 3/8% Senior Notes due 2016. The notes will also be guaranteed by any of our future Restricted Subsidiaries that guarantee Indebtedness of an Issuer or a Guarantor or by our Domestic Subsidiaries that incur Indebtedness under a Credit Facility. In the event of a bankruptcy, liquidation or reorganization of any of our non- guaranteeing Subsidiaries, such Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” however, we will be permitted to designate certain of our existing and future Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

We own a 49.99% general partner interest in HPC, and we account for HPC as an unconsolidated subsidiary for financial accounting purposes. However, HPC will not be classified as a “Subsidiary” for purposes of the Indenture, and therefore it will not be subject to the restrictive covenants in the Indenture nor will it guarantee the notes. As of June 30, 2010, HPC had total assets of $1.1 billion and partners’ capital of $1.1 billion.

We own a 49.9 percent non-operated ownership interest in MEP, and we account for MEP as an unconsolidated subsidiary for financial accounting purposes. However, MEP will not be classified as a “Subsidiary” for purposes of the Indenture, and therefore it will not be subject to the restrictive covenants in the Indenture nor will it guarantee the notes. As of June 30, 2010, MEP had total assets of $2.3 billion and members’ capital of $1.4 billion.

Finance Corp.

Finance Corp. is a Delaware corporation and a wholly owned subsidiary of Regency Energy Partners that was formed in 2006 for the purpose of facilitating the offering of our senior notes by acting as co- issuer. Finance Corp. is nominally capitalized and has no operations or revenues other than as may be incidental to its activities as a co-issuer of our senior notes. As a result, prospective purchasers of the notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes. Finance Corp. is also the co-issuer of the 8 3/8% Senior Notes due 2013 and the 9 3/8% Senior Notes due 2016. See “—Certain Covenants—Business Activities.”

Principal, Maturity and Interest

The Issuers will issue $500.0 million in aggregate principal amount of notes in this offering. The Issuers may issue additional notes under the Indenture from time to time after this offering. Any issuance of additional notes is subject to all the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity.” The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, and any such additional notes will be fungible with the original notes to the extent set forth in the applicable offering documentation. The Issuers will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on               , 2018.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. Interest on overdue principal and interest will accrue at the interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Regency Energy Partners, the Issuers’ will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the, paying agent and registrar unless the Issuers elect to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and Regency Energy Partners, Finance Corp. or any of Regency Energy Partners’ other Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be initially guaranteed by each of Regency Energy Partners’ current Subsidiaries, except Finance Corp. The notes will also be guaranteed by any of Regency Energy Partners’ future Restricted Subsidiaries under the circumstances described under “—Certain Covenants—Additional Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Notes—A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Regency Energy Partners or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture substantially in the form specified in the Indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sales” provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if Regency Energy Partners designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	at such time as the Guarantor ceases to guarantee any other Indebtedness of an Issuer or another Guarantor, provided that, if it is also a Domestic Subsidiary, it is then no longer an obligor with respect to any Indebtedness under any Credit Facility; provided, however, that if, at any time following such release, that Guarantor incurs a Guarantee under a Credit Facility, then such Guarantor shall be required to provide a Note Guarantee at such time; or

(5)	upon legal or covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

Except pursuant to the next three paragraphs of this section relating to optional redemption, or as described below in the last paragraph under “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Issuers’ option.

At any time prior to          , 2013 the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued on the date of the Indenture at a redemption price of     % of the principal amount, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by Regency Energy Partners; provided that:

(1)	at least 65% of the aggregate principal amount of notes (including any additional notes) issued under the Indenture (excluding notes held by Regency Energy Partners and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On or after          , 2014, the Issuers may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on of each year indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date:

Year	Percentage

2014		%
2015		%
2016	100.0%

At any time prior to          , 2014, the Issuers may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such other method as the trustee deems fair.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control.

If a Change of Control occurs, Regency Energy Partners will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Regency Energy Partners will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date. Within 30 days following any Change of Control, Regency Energy Partners will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the “Change of Control Payment Date” specified in the notice, which date will be no earlier than 20 business days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. In making the Change of Control Offer, Regency Energy Partners will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Regency Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Regency Energy Partners will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Regency Energy Partners.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, to the extent the notes are in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Regency Energy Partners will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

These provisions relating to a Change of Control Offer will be applicable whether or not any other provisions of the Indenture are applicable. Except with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that either of the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Regency Energy Partners will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Regency Energy Partners and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Regency Energy Partners to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Regency Energy Partners and its Subsidiaries taken as a whole to another Person or group may be uncertain.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and Regency Energy Partners purchases all of the notes held by such holders, Regency Energy Partners will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to 101% of the aggregate principal amount of notes redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption, subject to the right of the holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date.

Asset Sales

Regency Energy Partners will not consummate, and will not permit any of its Restricted Subsidiaries to consummate, an Asset Sale unless:

(1)	Regency Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by the Board of Directors of the General Partner if the value is $15.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

(3)	at least 75% of the aggregate consideration received by Regency Energy Partners and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the 2013 Notes Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Regency Energy Partners’ most recent consolidated balance sheet, of Regency Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Regency Energy Partners or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Regency Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods), converted by Regency Energy Partners or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Regency Energy Partners (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Senior Indebtedness of Regency Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period) with a permanent reduction in availability for any revolving credit Indebtedness;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Regency Energy Partners;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Regency Energy Partners or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within five days thereof, Regency Energy Partners will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on an interest payment date that is on or prior to the purchase date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Regency Energy Partners may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, then notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

In making an Asset Sale Offer, Regency Energy Partners will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Regency Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

The agreements governing Regency Energy Partners’ other Indebtedness contain, and future agreements governing Regency Energy Partners’ Indebtedness may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Regency Energy Partners to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Regency Energy Partners or other circumstances. If a Change of Control or Asset Sale occurs at a time when Regency Energy Partners is prohibited from purchasing notes, Regency Energy Partners could seek the consent of the lenders or counterparties under those agreements or could attempt to repay or refinance such borrowings. If Regency Energy Partners does not obtain an appropriate consent or repay those borrowings, Regency Energy Partners will remain prohibited from purchasing notes. In that case, Regency Energy Partners’ failure to purchase tendered notes would constitute an Event of Default under the Indenture which could, in all likelihood, constitute a default under the other indebtedness Finally, Regency Energy Partners’ ability to pay cash to the holders of notes upon a repurchase may be limited by Regency Energy Partners’ then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.”

Certain Covenants

Termination of Covenants.

If at any time the notes achieve an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default has occurred and is then continuing under the Indenture, Regency Energy Partners and its Restricted Subsidiaries will no longer be subject to the following provisions of the Indenture:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“—Transactions with Affiliates;”

(7)	“—Business Activities;”

(8)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;” and

(9)	“—Limitation on Sale and Leaseback Transactions.”

There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating. After the foregoing covenants have been terminated, the Issuers may not designate any of their Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

Restricted Payments.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of its outstanding Equity Interests (including any payment in connection with any merger or consolidation involving Regency Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of Regency Energy Partners’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests, excluding Disqualified Equity, of Regency Energy Partners and other than distributions or dividends payable to Regency Energy Partners or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Regency Energy Partners) any Equity Interests of Regency Energy Partners or any direct or indirect parent of Regency Energy Partners;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Regency Energy Partners or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries), except a payment of interest or principal within one month of its Stated Maturity; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)	if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7) and (8) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus as of the end of the immediately preceding quarter; plus

(b)	100% of the aggregate net cash proceeds received by Regency Energy Partners (including the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Equity Interests of Regency Energy Partners (other than Disqualified Equity)) since the 2013 Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Regency Energy Partners (other than Disqualified Equity) or from the issue or sale of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of Regency Energy Partners that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Equity or debt securities) sold to a Subsidiary of Regency Energy Partners); plus

(c)	to the extent that any Restricted Investment that was made after the 2013 Notes Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to Regency Energy Partners or any of its

Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the 2013 Notes Issue Date (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)	if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4) (to the extent, in the case of clause (4), payments are made to Regency Energy Partners or a Restricted Subsidiary), (5), (6), (7) and (8) of the next succeeding paragraph) during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units and subordinated units of Regency Energy Partners, plus the related distribution on the general partner interest), is less than the sum, without duplication, of:

(a)	$100.0 million less the aggregate amount of all prior Restricted Payments made by Regency Energy Partners and its Restricted Subsidiaries pursuant to this clause 2(a) during the period since the 2013 Notes Issue Date; plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness of Regency Energy Partners or any Guarantor or of any Equity Interests of Regency Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to Regency Energy Partners from any Person (other than a Restricted Subsidiary of Regency Energy Partners) or (b) sale (other than to a Restricted Subsidiary of Regency Energy Partners) of Equity Interests of Regency Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

(3)	the defeasance, redemption, repurchase or other acquisition or retirement of any subordinated Indebtedness of Regency Energy Partners or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)	the payment of any distribution or dividend by a Restricted Subsidiary of Regency Energy Partners to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis;

(5)	so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any

Equity Interests of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners held by any current or former officer, director or employee of the General Partner, Regency Energy Partners or any of Regency Energy Partners’ Restricted Subsidiaries pursuant to any equity subscription agreement or plan, stock or unit option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by Regency Energy Partners from the sale of Equity Interests of Regency Energy Partners to members of management or directors of the General Partner, Regency Energy Partners or its Restricted Subsidiaries that occurs after the 2013 Notes Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of sections 1(b) or 2(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by Regency Energy Partners after the 2013 Notes Issue Date;

(6)	so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, payments of dividends on Disqualified Equity issued pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Disqualified Equity;”

(7)	repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other convertible securities; or

(8)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Regency Energy Partners.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Regency Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in the case of amounts over $15.0 million, by the Board of Directors of the General Partner, whose resolution with respect thereto shall be delivered to the trustee. For the purposes of determining compliance with this “Restricted Payments” covenant, if a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)—(8), Regency Energy Partners will be permitted to classify (or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Equity.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Regency Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that Regency Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Regency Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for Regency Energy Partners’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any preferred securities described in clause (11) below:

(1)	the incurrence by Regency Energy Partners and any Restricted Subsidiary of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Regency Energy Partners and its Restricted Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $900.0 million and (b) the sum of $500.0 million and 20.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;

(2)	the incurrence by Regency Energy Partners and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Regency Energy Partners, Finance Corp. and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the Indenture;

(4)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Regency Energy Partners or any of its Restricted Subsidiaries, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to such incurrence the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $20.0 million and (b) 2.0% of Regency Energy Partners’ Consolidated Net Tangible Assets;

(5)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Regency Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Regency Energy Partners or any Guarantor is the obligor on such Indebtedness and the payee is not Regency Energy Partners or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Regency Energy Partners, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners and (ii) any sale or other transfer of any such

Indebtedness to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Regency Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations;

(8)	the guarantee by Regency Energy Partners or any of its Restricted Subsidiaries of Indebtedness of Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in clause (4) under the caption “—Merger, Consolidation or Sale of Assets;”

(11)	the issuance by any of Regency Energy Partners’ Restricted Subsidiaries to Regency Energy Partners or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; and

(b)	any sale or other transfer of any such preferred securities to a Person that is not either Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners will be deemed, in each case, to constitute an issuance of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11); and

(12)	the incurrence by Regency Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness; provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (12) and then outstanding does not exceed the greater of (a) $25.0 million and (b) 2.5% of Regency Energy Partners’ Consolidated Net Tangible Assets.

Regency Energy Partners will not incur, and will not permit Finance Corp. or any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Regency Energy Partners, Finance Corp. or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of a Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Disqualified Equity” covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Regency Energy Partners will be permitted to classify such item of

Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, however, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Regency Energy Partners as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Regency Energy Partners or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Liens.

Regency Energy Partners will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness (including any Attributable Debt) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the notes are secured on an equal and ratable basis or on a senior basis with the obligations so secured until such time as such obligations are no longer secured by a Lien (other than Permitted Liens).

Dividend and Other Payment Restrictions Affecting Subsidiaries.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Equity Interests to Regency Energy Partners or any of its Restricted Subsidiaries or to pay any indebtedness owed to Regency Energy Partners or any of its Restricted Subsidiaries;

(2)	make loans or advances to Regency Energy Partners or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Regency Energy Partners or any of its Restricted Subsidiaries.

The preceding restrictions will not, however, apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture, the notes and the Note Guarantees;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Equity Interests of a Person acquired by Regency Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Indebtedness, the incurrence thereof was otherwise permitted by the terms of the Indenture;

(5)	customary non-assignment provisions in contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, transportation agreements or purchase and sale or exchange agreements, pipeline or terminaling agreements, or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, buy/sell agreements and other similar agreements entered into in the ordinary course of business;

(11)	any agreement or instrument relating to any property or assets acquired after the date of the Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	any instrument governing Indebtedness of an FERC Subsidiary, provided that such Indebtedness was otherwise permitted by the Indenture to be incurred.

Merger, Consolidation or Sale of Assets.

Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving entity); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) such Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as Regency Energy Partners is not a corporation;

(2)	the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	in the case of a transaction involving Regency Energy Partners and not Finance Corp., Regency Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than Regency Energy Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will either:

(a)	be, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity;” or

(b)	have a Fixed Charge Coverage Ratio, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, not less than the Fixed Charge Coverage Ratio of Regency Energy Partners immediately prior to such transaction; and

(5)	such Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied; provided that clause (4) shall not apply to any sale of assets of a Restricted Subsidiary to Regency Energy Partners or another Restricted Subsidiary or the merger or consolidation of a Restricted Subsidiary into any Restricted Subsidiary or Regency Energy Partners.

Notwithstanding the preceding paragraph, Regency Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

(1)	the reorganization involves the conversion (by merger, sale, legal conversion, contribution or exchange of assets or otherwise) of Regency Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

(2)	the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3)	the entity so formed by or resulting from such reorganization assumes all the obligations of Regency Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(4)	immediately after such reorganization no Default or Event of Default exists; and

(5)	such reorganization is not materially adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered materially adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Regency Energy Partners or another Guarantor, unless it complies with the alternative conditions described above under “—Note Guarantees.”

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Regency Energy Partners (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Regency Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Regency Energy Partners or such Restricted Subsidiary with an unrelated Person; and

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, Regency Energy Partners delivers to the trustee a resolution of the Board of Directors of the General Partner set forth in an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) of this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Regency Energy Partners.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, equity award, equity option or equity appreciation agreement or plan or any similar arrangement entered into by Regency Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Regency Energy Partners and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Regency Energy Partners) that is an Affiliate of Regency Energy Partners solely because Regency Energy Partners owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners to Affiliates of Regency Energy Partners;

(5)	Restricted Payments or Permitted Investments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments”;

(6)	customary compensation, indemnification and other benefits made available to officers, directors or employees of Regency Energy Partners, a Restricted Subsidiary of Regency Energy Partners or the General Partner, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(7)	in the case of contracts for purchase, gathering, processing, sale, transportation and marketing of crude oil, natural gas, condensate and natural gas liquids, hedging agreements, and production handling, operating, construction, terminaling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by Regency Energy Partners or any Restricted Subsidiary and third parties, or if neither Regency Energy Partners nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the Board of Directors of the General Partner;

(8)	loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding; and

(9)	transactions effected in accordance with the terms of (a) the Contribution Agreement, the Partnership Agreement, the Master Services Agreement or the AMI Agreement, as the case may be, referred to in the Current Report on Form 8-K of Regency Energy Partners filed with the SEC on March 18, 2009, (b) the Contribution Agreement dated as of May 10, 2010 by and among Energy Transfer Equity, L.P., Regency Energy Partners and Regency Midcontinent Express LLC and (c) the Amended and Restated Limited Liability Company Agreement dated as of March 1, 2007 of MEP, as each such agreement described in clauses (a) through (c) is in effect on the date of the Indenture, and any amendment or extension of such agreement so long as the terms of such amendment or extension, taken as a whole, are not less advantageous to Regency Energy Partners or the relevant Restricted Subsidiary (as determined by the Board of Directors of the General Partner in its reasonable good faith judgment) in any material respect than the agreement so amended or extended.

Business Activities.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Regency Energy Partners and its Restricted Subsidiaries taken as a whole.

Finance Corp. will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided, that Finance Corp. may be a co-obligor or guarantor with respect to Indebtedness if Regency Energy Partners is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by Regency Energy Partners, Finance Corp. or one or more Guarantors. At any time after Regency Energy Partners is a corporation, Finance Corp. may consolidate or merge with or into Regency Energy Partners or any Restricted Subsidiary.

Additional Guarantees.

If, after the date of the Indenture, any Restricted Subsidiary of Regency Energy Partners that is not already a Guarantor guarantees any Indebtedness of either of the Issuers or any Indebtedness of any Guarantor, or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under any Credit Facility, then in either case that Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 business days of the date on which it guaranteed or incurred such Indebtedness, as the case may be; provided however, that the preceding shall not apply to Subsidiaries of Regency Energy Partners that have been properly designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph as a result of its guarantee of any Indebtedness shall provide by its terms that it shall be automatically and unconditionally released upon the release or discharge of the Guarantee that resulted in the creation of such Restricted Subsidiary’s Note Guarantee, except a discharge or release by, or as a result of payment under, such Guarantee.

Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Regency Energy Partners and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by Regency Energy Partners; provided that any designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Regency Energy Partners as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the General Partner giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Regency Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” Regency Energy Partners will be in default of such covenant.

The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Regency Energy Partners; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Regency Energy Partners or any Restricted Subsidiary may enter into a sale and leaseback transaction if the transfer of assets in that sale and leaseback transaction is permitted by, and Regency Energy Partners or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent.

Regency Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Regency Energy Partners will furnish (whether through hard copy or internet access) to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Regency Energy Partners were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Regency Energy Partners were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, including Section 3-10 of Regulation S-X. Each annual report on Form 10-K will include a report on Regency Energy Partners’ consolidated financial statements by Regency Energy Partners’ independent registered public accounting firm. In addition, Regency Energy Partners will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time Regency Energy Partners is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Regency Energy Partners will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing; provided that, for so long as Regency Energy Partners is not subject to the periodic reporting requirements of the Exchange Act for any reason, the time period for filing reports on Form 8-K shall be 5 Business Days after the event giving rise to the obligation to file such report. Regency Energy Partners will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Regency Energy Partners’ filings for any reason, Regency Energy Partners will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Regency Energy Partners were required to file those reports with the SEC.

Events of Default and Remedies

Each of the following is an “Event of Default:”

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Regency Energy Partners or any Guarantor to make a Change of Control Offer or an Asset Sale Offer within the time periods set forth, or to consummate a purchase of notes when required pursuant to the terms described, under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Repurchase at the Option of Holders—Asset Sales” or to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Regency Energy Partners for 90 days after notice to comply with the provisions described under “—Reports;”

(5)	failure by Regency Energy Partners or any Guarantor for 60 days after written notice to comply with any of its other agreements in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Regency Energy Partners or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Regency Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more, provided, however, that if, prior to any acceleration of the notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid during the 10 business day period commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as applicable, any Default or Event of Default (but not any acceleration of the notes) caused by such Payment Default or acceleration shall automatically be rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)	failure by an Issuer or any of Regency Energy Partners’ Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the Indenture with respect to Finance Corp., Regency Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Finance Corp., Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners that is a Significant Subsidiary or any group of Restricted Subsidiaries of Regency Energy Partners that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee in its sole discretion against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee in its sole discretion against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of an Issuer with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the notes on or after       , 2014 pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to       , 2014 by reason of any willful action or inaction taken or not taken by or on behalf of an Issuer with the intention of avoiding the prohibition on redemption of the notes prior to that date, then the premium specified in the indenture with respect to the first year that the notes may be redeemed at the Issuers’ option (other than with the net cash proceeds of an Equity Offering or on a make-whole basis) will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Issuers and the Guarantors are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers and the Guarantors are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Recourse to General Partner or Personal Liability of Directors, Officers, Employees and Stockholders

Neither the General Partner nor any director, officer, partner, member, employee, incorporator, manager or unit holder or other owner of any Equity Interest of the General Partner, the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of the Issuers’ obligations discharged with respect to the outstanding notes and all Obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ Obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Regency Energy Partners may, at its option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including Regency Energy Partners’ obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and all Obligations of the Guarantors with respect to their Note Guarantees discharged, and thereafter any omission to comply with those covenants or Note Guarantees will not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events relating to Regency Energy Partners) described under “—Events of Default and Remedies” will no longer constitute an Event of Default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the

Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Regency Energy Partners or any of its Subsidiaries is a party or by which Regency Energy Partners or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes (other than as permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the Indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture or the Note Guarantees to any provision of this “Description of the Notes” to the extent that such text of the Indenture or Note Guarantee was intended to reflect such provision of this “Description of the Notes;”

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a notation of a Note Guarantee with respect to the notes or to reflect the addition or release of a Note Guarantee in accordance with the Indenture;

(9)	to secure the notes and/or the Note Guarantees; or

(10)	to provide for the reorganization of Regency Energy Partners as any other form of entity, in accordance with the second paragraph of “—Certain Covenants—Merger, Consolidation or Sale of Assets.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of transfer or exchange of the notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Regency Energy Partners or any Guarantor is a party or by which Regency Energy Partners or any Guarantor is bound;

(3)	the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at fixed maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, except at the direction of holders of at least a majority in aggregate principal amount of the notes then outstanding and unless such holders have offered to the trustee security or indemnity satisfactory to it in its sole discretion against any loss, liability or expense.

Governing Law

The Indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the Indenture and the Partnership Agreement without charge by writing to Regency Energy Partners LP at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201, Attention: Chief Legal Officer.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants by or through whom purchases are made with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary; or

(2)	there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specific Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at , 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through , 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any properties or assets; provided, however, that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Regency Energy Partners’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of properties or assets between or among Regency Energy Partners and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Regency Energy Partners to Regency Energy Partners or to a Restricted Subsidiary of Regency Energy Partners;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete properties or assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	any trade or exchange by Regency Energy Partners or any Restricted Subsidiary of properties or assets of any type for properties or assets of any type owned or held by another Person, including any disposition of some but not all of the Equity Interests of a Restricted Subsidiary in exchange for assets or properties and after which the Person whose Equity Interests have been so disposed of continues to be a Restricted Subsidiary, provided that the Fair Market Value of the properties or assets traded or exchanged by Regency Energy Partners or such Restricted Subsidiary (together with any cash or Cash Equivalents and liabilities assumed) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents and liabilities assumed) to be received by Regency Energy Partners or such Restricted Subsidiary; and provided further that any cash received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” and

(8)	the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption “—Certain Covenants—Liens,” and any disposition in connection with a Permitted Lien.

“Asset Sale Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2013 Notes Issue Date.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Regency Energy Partners and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, which occurrence is followed by a Ratings Decline within 90 days;

(2)	the adoption of a plan relating to the liquidation or dissolution of Regency Energy Partners or the removal of the General Partner by the limited partners of Regency Energy Partners;

(3)	the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than a Qualified Owner, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner or of Regency Energy Partners, measured by voting power rather than number of shares, which occurrence is followed by a Ratings Decline within 90 days; or

(4)	the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors, which occurrence is followed by a Ratings Decline within 90 days.

Notwithstanding the preceding, a conversion of Regency Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as immediately following such conversion or exchange either (i) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of Regency Energy Partners

immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding any Qualified Owner, Beneficially Owns more than 50% of the Voting Stock of such entity or (ii) one or more Qualified Owners in the aggregate own more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned to that term under “—Repurchase at the Option of Holders—Change of Control.”

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to (i) any extraordinary loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale or the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs and original issue discount, non- cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6)	all extraordinary or non-recurring items of gain or loss, or revenue or expense; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the aggregate Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including those resulting from the application of Statement of Financial Accounting Standards No. 133 will be excluded; and

(5)	any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after (i) adding the aggregate incremental amount of total assets that would have resulted from an acquisition of assets from an Affiliate that is accounted for as a pooling had it been accounted for using purchase accounting and (ii) deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of March 4, 2010, as amended by that certain Amendment Agreement No. 1 dated as of May 26, 2010, by and among Regency Gas Services LP, Regency Energy Partners, the Guarantors party thereto, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent for the lenders and collateral agent for the secured parties, Wells Fargo Securities LLC, Banc of America Securities LLC and RBS Securities Inc., as joint lead arrangers and joint bookmanagers, Bank of America, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, JPMorgan Chase Bank, N.A., UBS Loan Finance LLC and Citibank, N.A., as senior managing agents, and Morgan Stanley Senior Funding Inc. and Barclays Bank plc, as co-documentation agents, providing for $900.0 million of borrowings and letters of credit, including any related notes,

Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Credit Facilities” means, one or more debt facilities (including the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, accounts receivable financing (including through the sale of accounts receivable to such lenders or to special purpose entities formed to borrow from such lenders against such accounts receivable) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount of available borrowings thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Equity” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders of the Equity Interest have the right to require Regency Energy Partners to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity if the terms of such Equity Interest provide that Regency Energy Partners may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Regency Energy Partners that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Equity Interests (other than Disqualified Equity) made for cash on a primary basis by Regency Energy Partners after the date of the Indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of Regency Energy Partners and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Regency Energy Partners (unless otherwise provided in the Indenture).

“FERC Subsidiary” means a Restricted Subsidiary of Regency Energy Partners that is subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission (or any successor thereof) under Section 7(c) of the Natural Gas Act of 1938.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of Regency Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	interest income reasonably anticipated by such Person to be received during the applicable four quarter period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included;

(5)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the average rate in effect from the beginning of the applicable period to the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(6)	if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non- cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Regency Energy Partners (other than Disqualified Equity) or to Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners; minus

(B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“General Partner” means Regency GP LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of Regency GP LP, a Delaware limited partnership, and its successors and permitted assigns as general partner of Regency Energy Partners or as the business entity with the ultimate authority to manage the business and operations of Regency Energy Partners.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1)	the Subsidiaries of Regency Energy Partners, other than Finance Corp., executing the Indenture as initial Guarantors; and

(2)	any other Subsidiary of Regency Energy Partners that becomes a Guarantor in accordance with the provisions of the Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the ordinary course of business and not for speculative purposes under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(4)	any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(5)	other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in currency exchange rates or commodity prices.

“HPC” means RIGS Haynesville Partnership Co., a Delaware general partnership, and its successors and assigns.

“Hydrocarbons” means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness:”

(1)	accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)	any obligation of Regency Energy Partners or any of its Restricted Subsidiaries in respect of bid, performance, surety and similar bonds issued for the account of Regency Energy Partners and any of its Restricted Subsidiaries in the ordinary course of business, including Guarantees and obligations of Regency Energy Partners or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(3)	any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Government Securities (in an amount sufficient to satisfy all such Indebtedness at fixed maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;

(4)	any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and

(5)	any obligation arising from any agreement providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Regency Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Regency Energy Partners, Regency Energy Partners will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Regency Energy Partners’ Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of Regency Energy Partners in which Regency Energy Partners or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement. In no event shall a right of first refusal be deemed to constitute a Lien.

“MEP” means Midcontinent Express Pipeline LLC, a Delaware limited liability company, and its successors and assigns.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Regency Energy Partners or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1)	the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3)	amounts required to be applied to the repayment of Indebtedness, other than revolving credit Indebtedness except to the extent resulting a permanent reduction in availability of such Indebtedness under a Credit Facility, secured by a Lien on the properties or assets that were the subject of such Asset Sale and all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale, and

(4)	any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by Regency Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Regency Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Regency Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Regency Energy Partners or any of its Restricted Subsidiaries except as contemplated by clause (10) of the definition of Permitted Liens.

For purposes of determining compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above, if any Non-Recourse Debt of any of Regency Energy Partners’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Regency Energy Partners.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ obligations under the Indenture and the notes, pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the 2013 Notes Issue Date.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, as amended as of the date of Indenture, and as such may be further amended, modified or supplemented from time to time.

“Permitted Business” means either (1) gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Business Investments” means Investments by Regency Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of Regency Energy Partners or in any Joint Venture, provided that:

(1)	either (a) at the time of such Investment and immediately thereafter, Regency Energy Partners could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under “—Certain Covenants—Restricted Payments”) not previously expended at the time of making such Investment;

(2)	if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiaries or Joint Venture that is recourse to Regency Energy Partners or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which Regency Energy Partners or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any

“claw-back,” “make-well” or “keepwell” arrangement) could, at the time such Investment is made, be incurred at that time by Regency Energy Partners and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity”; and

(3)	such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)	any Investment in Regency Energy Partners or in a Restricted Subsidiary of Regency Energy Partners;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Regency Energy Partners; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Regency Energy Partners or a Restricted Subsidiary of Regency Energy Partners;

(4)	any Investment made as a result of the receipt of non-cash consideration from:

(a)	an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(b)	pursuant to clause (7) of the items deemed not to be Asset Sales under the definition of “Asset Sale;”

(5)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of Regency Energy Partners;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Regency Energy Partners or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by Regency Energy Partners or any of its Restricted Subsidiaries with respect to any secured Investment in default; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations permitted to be incurred;

(8)	loans or advances to employees made in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(11)	Permitted Business Investments; and

(12)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed the greater of (a) $25.0 million and (b) 2.5% of Regency Energy Partners’ Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1)	Liens securing any Indebtedness under any of the Credit Facilities and all Obligations and Hedging Obligations relating to such Indebtedness;

(2)	Liens in favor of Regency Energy Partners or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Regency Energy Partners or any Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Regency Energy Partners or the Subsidiary;

(4)	Liens on property existing at the time of acquisition of the property by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture (other than Liens securing the Credit Facilities);

(8)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(9)	Liens on any property or asset acquired, constructed or improved by Regency Energy Partners or any of its Restricted Subsidiaries (a “Purchase Money Lien”), which (a) are in favor of the seller of such property or assets, in favor of the Person developing, constructing, repairing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) are created within 360 days after the acquisition, development, construction, repair or improvement, (c) secure the purchase price or development, construction, repair or improvement cost, as the case may be, of such asset or property in an amount up to 100% of the Fair Market Value of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto and upgrades thereof);

(10)	Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Regency Energy Partners or any of its Restricted Subsidiaries on deposit with or in possession of such bank;

(12)	Liens to secure performance of Hedging Obligations of Regency Energy Partners or any of its Restricted Subsidiaries;

(13)	Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for purchase, gathering, processing, sale, transportation or exchange of crude oil, natural gas liquids, condensate and natural gas, natural gas storage agreements, unitization and pooling declarations and agreements, area of mutual interest agreements, real property leases and other agreements arising in the ordinary course of business of Regency Energy Partners and its Restricted Subsidiaries that are customary in the Permitted Business;

(14)	Liens upon specific items of inventory, receivables or other goods or proceeds of Regency Energy Partners or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity”;

(15)	Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Note Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under “—Certain Covenants—Liens”;

(16)	Liens incurred in the ordinary course of business of Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens pursuant to this clause (16) dates not exceed 5.0% of Regency Energy Partners’ Consolidated Net Tangible Assets at such time; and

(17)	any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (16) above; provided that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinance or refund of such Lien, plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby.

After termination of the covenants referred to in the first paragraph of “—Certain Covenants—Termination of Covenants,” for purposes of complying with the “Liens” covenant, the Liens described in clauses (1) and (17) of this definition of “Permitted Liens” will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of Regency Energy Partners. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do’ not have an Investment Grade Rating by both Rating Agencies.

“Permitted Refinancing Indebtedness” means any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the Note Guarantees, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Regency Energy Partners or by the Restricted Subsidiary that is the obligor on or guarantor of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Owner” means any of (i) LE GP, L.L.C., Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., (ii) any Person who Beneficially owns more than 50% of the Voting Stock of any entity specified in clause (i) above or who Beneficially owns sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (iii) any subsidiary of any entity specified in either clause (i) or clause (ii) above.

“Rating Agencies” means Moody’s and S&P.

“Ratings Categories” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means a decrease in the rating of the notes by both Moody’s and S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Ratings Categories, namely + or—for S&P, and 1, 2 and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Reporting Default” means a Default described in clause (4) under “—Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of Regency Energy Partners.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Senior Indebtedness” means with respect to any Person, Indebtedness of such Person, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is subordinate in right of payment to the notes or the Note Guarantee of such Person, as the case may be.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to           , 2014; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, Regency Energy Partners shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to           , 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Regency Energy Partners will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“2013 Notes Issue Date” means December 12, 2006, the date of original issue of the Issuers’ 8 3/8% Senior Notes due 2013.

“Unrestricted Subsidiary” means any Subsidiary of Regency Energy Partners (other than Finance Corp. or any successor to it) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted under clause (4) of the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Regency Energy Partners or any Restricted Subsidiary of Regency Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Regency Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Regency Energy Partners;

(3)	is a Person with respect to which neither Regency Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Regency Energy Partners or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this discussion does not address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes are urged to consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity subject to tax as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. The amount of OID (if any) is equal to the excess of a note’s stated principal amount over its issue price (as defined above). If the notes are issued with OID exceeding a defined de minimis amount, then regardless of your method of tax accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income (as ordinary income) in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Certain Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the U.S. Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of such payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will not have to be paid. Assuming such position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of such contingencies occurred. Our position is binding on a holder unless such holder discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury Regulations. Our determination, however, is not binding on the IRS, and it is possible that the IRS may take a different position, in which case the timing of income inclusion may be different from the consequences discussed herein, and a holder might be required to accrue interest income at a higher rate than the stated interest rate plus any otherwise applicable OID and to treat as ordinary interest income any gain realized on the taxable disposition of the note.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive (excluding any proceeds attributable to accrued but unpaid stated interest, which will be recognized as ordinary interest income to the extent you have not previously included such amounts in income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note, increased by the amount of any OID you have previously included in income. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other disposition. Long-term capital gains of individuals, estates and trusts generally are subject to a reduced rate of U.S. federal income tax (that is scheduled to increase for taxable years beginning on or after January 1, 2011). The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest (including any OID) on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, notes held by you, and backup withholding (at the applicable rate) may apply to such payments unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust and that is not a U.S. holder.

Interest and OID on the Notes

Payments to you of interest (which, for purposes of this discussion, includes any OID) on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty (in which case, you generally will be required to provide a U.S. taxpayer identification number), or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business”).

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base maintained by you in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to tax as described below (See “—Income or Gain Effectively Connected with a U.S. Trade or Business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (including any OID) on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, unless an applicable income tax treaty provides otherwise. Effectively connected income will not be subject to U.S. withholding tax if you satisfy certain certification requirements by providing to us or our paying agent a properly executed IRS Form W-8ECI (or IRS Form W-8BEN if a treaty exemption applies) or successor form. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate, unless an applicable income tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest and any OID on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding (at the applicable rate) generally will not apply to payments to you of interest and any OID on a note if the statement described in “—Interest and OID on the Notes” is duly provided or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a United States person.

Payment of the proceeds of a disposition of a note (including a retirement or redemption) effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of a disposition of a note effected outside the United States by a broker that has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability, if any, and you timely provide the required information or appropriate claim form to the IRS.

Recently Enacted United States Legislation

Recently enacted United States legislation generally imposes an additional tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. Prospective investors should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its tax advisor regarding the particular federal, state, local and foreign tax consequences of acquiring, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$
RBS Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. Incorporated
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
SunTrust Robinson Humphrey, Inc.

Total	$500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $925,000.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Affiliates of Banc of America Securities LLC, RBS Securities Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. are lenders under our revolving credit facility. An affiliate of Wells Fargo Securities, LLC serves as administrative agent and collateral agent under our revolving credit facility. Affiliates of Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc. serve as joint lead arrangers and joint book managers under our revolving facility. Affiliates of Banc of America Securities LLC and RBS Securities Inc. serve as co-syndication agents under our revolving credit facility. An affiliate of Citigroup Global Markets Inc. serves as senior managing agent under our revolving credit facility, and an affiliate of Morgan Stanley & Co. Incorporated serves as co-documentation agent under our revolving credit facility. An affiliate of Wells Fargo Securities, LLC serves as the trustee under the indentures for our 2013 Notes and our 2016 Notes. Affiliates of Citigroup Global Markets Inc., RBS Securities Inc. and SunTrust Robinson Humphrey, Inc. are counterparties to some of our interest rate swaps. Further, affiliates of Wells Fargo Securities, LLC, RBS Securities Inc. and Citigroup Global Markets Inc. are counterparties under several of our commodity price hedging contracts. Banc of America Securities LLC is also acting as dealer manager and solicitation agent of our Offer. We intend to use a portion of the net proceeds from this offering to repay indebtedness outstanding under our revolving credit facility. As a result affiliates of all the underwriters, except for Credit Suisse Securities (USA) LLC, will receive a portion of the proceeds from this offering.

We expect that delivery of the notes will be made against payment therefor on or about October   , 2010, which will be the tenth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next two succeeding business days should consult their own advisor.

LEGAL MATTERS

The validity of the notes in this offering will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Regency Energy Partners LP as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, and the consolidated balance sheet of Regency GP LP and subsidiaries as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Midcontinent Express Pipeline LLC, included in Exhibit 99.2 of Regency Energy Partners LP’s Current Report on Form 8-K/A dated July 29, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, the accompany base prospectus and the documents incorporated herein by reference include “forward-looking” statements, which include any statements that do not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These additional risks and uncertainties may include,

•	volatility in the price of oil, natural gas and NGLs;

•	declines in the credit markets and the availability of credit for us as well as for producers connected to our pipelines and our gathering and processing facilities, and for customers of our contract compression business;

•	the level of creditworthiness of, and performance by, our counterparties and customers;

•	our ability to access capital to fund organic growth projects and acquisitions, including our ability to obtain debt and equity financing on satisfactory terms;

•	our use of derivative financial instruments to hedge commodity and interest rate risks;

•	the amount of collateral required to be posted from time-to-time in our transactions;

•	changes in commodity prices, interest rates, and demand for our services;

•	changes in laws and regulations impacting the midstream sector of the natural gas industry, including those that relate to climate change and environmental protection;

•	weather and other natural phenomena;

•	industry changes including the impact of consolidations and changes in competition;

•	regulation of transportation rates on our natural gas pipelines;

•	our ability to obtain indemnification for environmental cleanup liabilities and to clean up any hazardous materials release on satisfactory terms;

•	our ability to obtain required approvals for construction or modernization of our facilities and the timing of production from such facilities; and

•	the effect of accounting pronouncements issued periodically by accounting standard setting boards.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may differ materially from those anticipated, estimated, projected or expected.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the principal offices of the SEC located at Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Materials also may be obtained free of charge from the SEC’s website (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Any information that we file prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and that is deemed “filed” with the SEC is incorporated by reference and will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010;

•	Our Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2010, each filed on August 9, 2010; and

•	Our Current Reports on Form 8-K and Form 8-K/A filed on January 26, 2010, March 4, 2010, April 27, 2010, April 30, 2010, May 11, 2010, May 28, 2010, June 7, 2010, June 11, 2010, July 1, 2010, July 15, 2010, July 29, 2010 (two reports), August 10, 2010 (three reports), August 12, 2010, September 1, 2010, September 13, 2010 and October 12, 2010, each to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act.

You may obtain the documents incorporated by reference into this prospectus from the SEC through the SEC’s website at the address provided above. The documents are also available, free of charge, through our website, www.regencyenergy.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. You may also request a copy of these filings at no cost, by making written or telephone requests for such copies to:

Regency Energy Partners LP
Investor Relations
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
(214) 750-1771.

You should rely only on the information incorporated by reference or provided in this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

PROSPECTUS

Regency Energy Partners LP
Regency Energy Finance Corp.

Debt Securities

Regency Energy Partners LP may, in one or more offerings, offer and sell its debt securities, which may be fully and unconditionally guaranteed by one or more of its subsidiaries. We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities Regency Energy Partners LP may offer.

Regency Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect subsidiaries of Regency Energy Partners LP, other than “minor” subsidiaries as such item is interpreted in the securities regulations governing financial reporting for guarantors, may guarantee the debt securities.

We will offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our debt securities involves risks. You should carefully consider the risk factors described under “Risk Factors” beginning on page 4 of this prospectus before you make an investment in our debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 13, 2010.

About this Prospectus	1
Cautionary Note Regarding Forward-Looking Statements	2
Regency Energy Partners LP and Regency Energy Finance Corp.	3
Risk Factors	4
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	7
Description of Our Debt Securities	8
Legal Matters	15
Experts	15
Where You Can Find More Information	15
Incorporation by Reference	16

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

As used in this prospectus, “Regency Energy Partners,” “the Partnership,” “we,” “our,” “us” or like terms mean Regency Energy Partners LP and its subsidiaries. References to “our general partner” or the “General Partner” refer to Regency GP LP, the general partner of the Partnership, and its general partner, Regency GP LLC, which effectively manages the business and affairs of the Partnership.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus include “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These additional risks and uncertainties may include,

•	volatility in the price of oil, natural gas and natural gas liquids (“NGLs”);

•	declines in the credit markets and the availability of credit for us as well as for producers connected to our pipelines and our gathering and processing facilities, and for customers of our contract compression business;

•	the level of creditworthiness of, and performance by, our counterparties and customers;

•	our ability to access capital to fund organic growth projects and acquisitions, including our ability to obtain debt and equity financing on satisfactory terms;

•	our use of derivative financial instruments to hedge commodity and interest rate risks;

•	the amount of collateral required to be posted from time-to-time in our transactions;

•	changes in commodity prices, interest rates and demand for our services;

•	changes in laws and regulations impacting the midstream sector of the natural gas industry, including those that relate to climate change and environmental protection;

•	weather and other natural phenomena;

•	industry changes including the impact of consolidations and changes in competition;

•	regulation of transportation rates on our natural gas pipelines;

•	our ability to obtain indemnification for environmental cleanup liabilities and to clean up any hazardous materials release on satisfactory terms;

•	our ability to obtain required approvals for construction or modernization of our facilities and the timing of production from such facilities; and

•	the effect of accounting pronouncements issued periodically by accounting standard setting boards.

If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may differ materially from those anticipated, estimated, projected or expected.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

REGENCY ENERGY PARTNERS LP
AND
REGENCY ENERGY FINANCE CORP.

We are a growth-oriented publicly traded Delaware limited partnership, engaged in the gathering, treating, processing, compressing and transporting of natural gas and NGLs. We focus on providing midstream services in some of the most prolific natural gas producing regions in the United States, including the Haynesville, Eagle Ford, Barnett, Fayetteville and Marcellus Shales. Our systems are located in Louisiana, Texas, Arkansas, Pennsylvania, Mississippi and Alabama and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma.

We divide our operations into four business segments:

•	Gathering and Processing. We provide “wellhead-to-market” services to producers of natural gas, which include transporting raw natural gas from the wellhead through gathering systems, processing raw natural gas to separate NGLs from the raw natural gas and selling or delivering pipeline-quality natural gas and NGLs to various markets and pipeline systems.

•	Transportation: We own a 49.99% general partner interest in RIGS Haynesville Partnership Co. (“HPC”) which delivers natural gas from northwest Louisiana to downstream pipelines and markets through the 450-mile Regency Intrastate Gas pipeline system. We also recently acquired a 49.9% interest in Midcontinent Express Pipeline LLC, a joint venture entity owning a natural gas pipeline with approximately 500 miles of pipeline stretching from southeast Oklahoma through northeast Texas, northern Louisiana and central Mississippi to an interconnect with the Transcontinental Gas Pipe Line system in Butler, Alabama.

•	Contract Services: We provide turn-key natural gas compression services whereby we guarantee our customers 98% mechanical availability of our compression units for land installations and 96% mechanical availability for over-water installations. We also provide a full range of field services, including gas cooling, dehydration, JT plant leasing and sulfur treating services through the recently acquired Zephyr Gas Services, LP.

•	Corporate and Others: Our corporate and others segment comprises regulated entities and our corporate offices. Revenues in this segment include the collection of the partial reimbursement of general and administrative costs from HPC.

All of our midstream assets are located in well-established areas of natural gas production that are characterized by long-lived, predictable reserves.

Regency Energy Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 2006 for the sole purpose of acting as a co-issuer for our debt securities and its activities will be limited to co-issuing our debt securities and engaging in other activities incidental thereto.

Our principal executive offices are located at 2001 Bryan Street, Suite 3700, Dallas, Texas 75201 and our phone number is (214) 750-1771.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. In evaluating an investment in our securities, you should carefully consider the following risk factors and all of the risk factors and other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to those securities in the prospectus supplement.

Risks Related to the Debt Securities

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our revolving credit facility and applicable state partnership laws and other laws and regulations. Pursuant to our revolving credit facility, we may be required to establish cash reserves for the future payment of principal and interest on the amounts outstanding under such facility. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the debt securities, or to repurchase the debt securities upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the debt securities. We cannot assure you that we would be able to refinance the debt securities.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the debt securities or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash receipts adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our subsidiaries in amounts our general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and our subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs),

•	to comply with applicable law or any of our debt instruments or other agreements, or

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters.

Although our payment obligations to our unitholders are subordinate to our payment obligations to debtholders, the value of our units will decrease in direct correlation with any decrease in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including our outstanding senior notes and any future issuance of debt securities, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including our outstanding senior notes and any future issuance of debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our outstanding senior notes and any future issuance of debt securities, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our outstanding senior notes and any future issuances of debt securities, on commercially reasonable terms or at all.

The guarantees by certain of our subsidiaries of our outstanding senior notes and any future issuances of debt securities could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void these subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities registered pursuant to this registration statement for general partnership purposes, which may include, among other things:

•	the repayment or repurchase of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for equity income from equity method investees plus fixed charges, amortization of capitalized interest and distributed income from investees accounted for under the equity method. Fixed charges consist of interest expensed and capitalized and an estimated interest component of rent expense.

	Successor	Predecessor
	Period from	Period from	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	May 26, 2010 to	January 1, 2010	December 31,	December 31,	December 31,	December 31,	December 31,
	June 30, 2010	to May 25, 2010	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(1)	—	—	2.71	2.49	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $13.1 million and $8.7 million for the period from May 26, 2010 to June 30, 2010 and the period from January 1, 2010 to May 25, 2010, respectively, and by $14.2 million, $8.2 million and $14.5 million for the years ended December 31, 2007, 2006 and 2005, respectively.

DESCRIPTION OF OUR DEBT SECURITIES

General

Regency Energy Partners LP may issue debt securities in one or more series, and Regency Energy Finance Corp. may be a co-issuer of one or more series of debt securities. Regency Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2006, is wholly owned by Regency Energy Partners LP and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this “Description of Our Debt Securities” section, the terms “we,” “us,” “our” and “issuers” refer jointly to Regency Energy Partners LP and Regency Energy Finance Corp., and the terms “Regency Energy Partners” and “Regency Finance” refer strictly to Regency Energy Partners LP and Regency Energy Finance Corp., respectively.

We will issue our debt securities under an indenture among us, as issuers, the trustee and any subsidiary guarantors. The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). A form of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated the indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in this summary have the meanings specified in the indentures.

The debt securities will be:

•	our direct general obligations;

•	senior debt securities; and

•	issued under an indenture among us, any subsidiary guarantors and a trustee.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether Regency Finance will be a co-issuer of the debt securities;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Regency Energy Partners specified in the prospectus supplement will fully and unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all of our wholly owned subsidiaries other than “minor” subsidiaries (except Regency Finance) as such term is interpreted in securities regulations governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors.

Consolidation, Merger or Asset Sale

The indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to another domestic entity. However, the indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state thereof or the District of Columbia; provided that, if Regency Finance is a co-issuer, then it may not merge or consolidate with or into another entity other than a corporation satisfying such requirement for so long as Regency Energy Partners is not a corporation;

•	the remaining or acquiring entity must expressly assume the issuer’s obligations under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “— Events of Default and Remedies” below) would occur or be continuing.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and, except in the case of a lease of all or substantially all of the assets of an issuer, the issuer will be released from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend the indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the percentage in principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or extend the fixed maturity of any debt security;

•	reduce the premium payable upon redemption or change the time of the redemption of the debt securities;

•	reduce the rate of or extend the time for payment of interest on any debt security;

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•	impair the right of any holder to receive payment of principal, premium, if any, and interest on its debt securities on or after the respective due dates or to institute suit for the enforcement of any such payment;

•	except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form or terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide for the assumption of an issuer’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•	to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and Remedies

Unless otherwise indicated in the prospectus supplement, “Event of Default,” when used in the indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due, the interest on any debt security of that series, and continuance of such failure for 30 days;

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “— Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer or any guarantor of the debt securities of that series (an “insolvency event”);

•	if that series is guaranteed by any subsidiary of Regency Energy Partners, the guarantee ceases to be in full force and effect (except as provided in the indenture), is declared null and void or the guarantor disaffirms its guarantee; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an insolvency event occurs with respect to either issuer, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. The indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

None of the General Partner or the past, present or future directors, officers, employees, incorporators, unitholders, stockholders, partners, managers and members of the General Partner or either issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under the indenture or the debt securities or for any claim based on, in respect of or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under the indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee indicated in the applicable prospectus supplement, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required to:

•	issue, register the transfer of, or exchange debt securities of a series either during a period of 15 business days prior to the mailing of notice of redemption of the debt securities of that series, or between a record date and the next succeeding interest payment date; or

•	register the transfer of or exchange any debt security selected or called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Ranking

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information:  DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its participants are on file with the SEC.

We will wire all payments on the global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

It is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global debt securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days;

•	an Event of Default occurs and DTC notifies the trustee of its decision to require the debt securities of a series to no longer be represented by a global debt security; or

•	as otherwise specified by us in the prospectus supplement pertaining to such debt securities.

Satisfaction and Discharge; Defeasance

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except destroyed, lost, or stolen debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds cash sufficient to pay at final maturity or upon redemption of all debt securities not delivered to the trustee for cancellation, including principal, premium, if any, and interest due or to become due on such date of maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of that series; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

The indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. Unless we otherwise specify in the applicable prospectus supplement, the initial trustee for each series of debt securities will be U.S. Bank National Association. We may maintain a banking relationship in the ordinary course of business with U.S. Bank National Association and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

The indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it and any action taken by the trustee materially affecting the debt securities.

Certificates and Opinions to Be Furnished to Trustee

The indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application or demand by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements of Regency Energy Partners LP as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, and the consolidated balance sheet of Regency GP LP and subsidiaries as of December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Midcontinent Express Pipeline LLC, included in Exhibit 99.2 of Regency Energy Partners’ Current Report on Form 8-K/A dated July 29, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Regency Energy Partners has filed with the SEC a registration statement on Form S-3 regarding the debt securities. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act of 1933, as amended. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Regency Energy Finance Corp. is not a reporting company under the Exchange Act. However, Regency Energy Partners files with or furnishes to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website on the Internet is located at http://www.regencyenergy.com and Regency Energy Partners makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by Regency Energy Partners with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 7, 2010;

•	Our Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended June 30, 2010, each filed on August 9, 2010; and

•	Our Current Reports on Form 8-K and Form 8-K/A filed on January 26, 2010, March 4, 2010, April 27, 2010, April 30, 2010, May 11, 2010, May 28, 2010, June 7, 2010, June 11, 2010, July 1, 2010, July 15, 2010, July 29, 2010 (two reports), August 10, 2010 (three reports), August 12, 2010, September 1, 2010, September 13, 2010 and October 12, 2010, each to the extent “filed” and not “furnished” pursuant to Section 13(a) of the Exchange Act.

Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website, http://www.regencyenergy.com, you can access electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as reasonably practical after filing with the SEC. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by writing or calling us at the following address:

Regency Energy Partners LP
Investor Relations
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
(214) 750-1771.

$500,000,000
Regency Energy Partners LP
Regency Energy Finance Corp.
     % Senior Notes due 2018

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch
RBS
Citi
Credit Suisse
Morgan Stanley
Wells Fargo Securities

Deutsche Bank Securities
SunTrust Robinson Humphrey

October   , 2010